Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this “Agreement”) is dated as of October 2, 2023 by and between Axonics, Inc., a Delaware corporation (the “Company”), and Kari Keese (“Executive”).
WHEREAS, Executive shall serve as Chief Financial Officer of the Company.
WHEREAS, the Company and Executive desire to continue Executive’s employment with the Company in accordance with the terms of this Agreement; and
WHEREAS, upon execution, this Agreement shall supersede and replace in its entirety any prior Employment Agreements, which shall no longer be of any force or effect.
NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.DEFINED TERMS. Exhibit A to this Agreement sets forth defined terms for purposes of this Agreement.
2.EMPLOYMENT/TERM. The Company hereby continues to employ Executive to perform the duties and responsibilities set forth below under Section 3 of this Agreement, and Executive hereby accepts such continued employment, in each case on the terms and conditions set forth in this Agreement. This Agreement shall commence on the Effective Date and remain in effect for five (5) years, unless earlier terminated pursuant to Section 5 of this Agreement (the “Initial Term”). Following the Initial Term, this Agreement shall renew automatically for successive one-year renewal periods (collectively, with the Initial Term, the “Term”) unless and until either party provides written notice to the other party of the intent not to renew this Agreement at least ninety (90) days prior to the end of the Initial Term or any subsequent one-year term.
3.POSITION AND DUTIES.
a.Description of Executive’s Position, Duties, Authorities, and Responsibilities. Executive shall serve as the Chief Financial Officer of the Company, subject to the direction of the Chief Executive Officer and the Board. In such capacity, Executive shall (i) devote Executive’s full professional time and attention, best efforts, energy and skills to the services required of Executive as an employee of the Company, except for paid time off taken in accordance with the Company’s policies and practices, and subject to the Company’s policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (ii) use Executive’s best efforts to promote the interests of the Company; (iii) comply with all applicable governmental laws, rules and regulations and with all of the Company’s policies, rules and regulations applicable to employees of the Company; (iv) participate in, and comply with all Company directives regarding, workplace investigations; and (v) discharge Executive’s responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the Board’s directives.
b.Outside Boards. In the event that Executive wishes to join any public company boards, Executive shall obtain the prior written consent of the Board. This Section 3.b shall not be construed as preventing Executive from serving on any civic or charitable boards or committees; provided that in no event shall any such service or business activity require substantial services by Executive such that it would interfere with the performance of Executive’s duties hereunder or cause a conflict of interest to the interests of the Company.
4.COMPENSATION AND BENEFITS.
a.Base Salary and Bonus. As approved by the full board, Executive’s Base Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time. The Board or a duly authorized committee thereof will review the Base Salary on an annual basis and may increase the Base Salary from time to time based on merit or such other considerations as the Board or a duly authorized committee thereof may deem appropriate. As of the Effective Date, the Executive’s Annual Base Salary shall be four hundred and twenty five thousand ($425,000).
b.Bonus. Executive shall be eligible to receive an annual cash bonus for the calendar year for which the annual cash bonus is being paid, as determined in the discretion of the Board or a duly authorized committee thereof, based on the performance of the Company and Executive relative to performance objectives or other metrics as the Board or a duly authorized committee thereof may deem appropriate. The 2023 Annual Target Bonus is thirty-five percent (35%) of Base Salary. The 2024 Annual Target Bonus is fifty percent (50%) of Base Salary. The Board shall establish performance objectives or other metrics on or before sixty (60) days after the beginning of each new calendar year.

c.Benefits and Vacation. Executive shall be eligible to participate in and receive the benefits under any deferred compensation plan, health, life, accident and disability insurance plans or programs, and any other employee benefit or fringe benefit plans or arrangements that the Company makes available generally to other senior executives of the Company, pursuant to the provisions of such plans, programs or arrangements as in effect from time to time. Executive shall be entitled to four (4) week’s paid vacation and additional sick days in accordance with the policies of the Company for its employees generally, as in effect from time to time.
d.Equity Incentive Compensation. On or about the Effective Date, Executive shall receive an equity grant of twenty five thousand (25,000) Restricted Stock Units subject to the terms and conditions of the applicable plans and award documents with respect to such grants. Executive shall be eligible to receive future grants, at the discretion of the Board or a duly authorized committee thereof, under any long-term equity-based incentive compensation plans established or maintained by the Company for its senior executive officers, in each case subject to the terms and conditions of the applicable plans and award documents with respect to such grants.
e.Expenses. The Company shall pay or reimburse Executive for all reasonable, ordinary and necessary business expenses incurred or paid by Executive during the Term in the performance of Executive’s services under this Agreement in accordance with the applicable policies and procedures of the Company as in effect from time to time, upon the presentation of proper expense statements or such other supporting documentation as the Company may reasonably require.
f.Auto Allowance. Company shall pay an automotive allowance of seven hundred and fifty ($750) per month.
5.TERMINATION OF EMPLOYMENT.
a.General. Executive’s employment may be terminated by either party at any time and for any reason; and upon termination of Executive’s employment, the Term shall end. Upon termination of Executive’s employment as Chief Financial Officer of the Company for any reason, Executive will be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request,

Executive will execute such documents as are necessary or desirable to effectuate such resignations.
b.Resignation without Good Reason. Executive may resign from employment with the Company without Good Reason by providing the Company with at least sixty (60) days’ advance written notice. During the Resignation Notice Period, the Company, in its sole discretion, may elect to accelerate Executive’s date of termination of employment, it being understood that any such termination shall still be treated as a voluntary resignation without Good Reason for purposes of this Agreement. Even if Executive’s date of termination is accelerated, Executive shall be paid Executive’s Base Salary, and shall receive Benefits capable of being provided to persons who are not actively employed by the Company, as if Executive had worked through the end of the Resignation Notice Period. The Company reserves the right to require Executive not to be in the offices of the Company or any of its affiliates and/or not to undertake all or any of Executive’s duties and/or not to contact clients, colleagues or advisors of the Company or any of its affiliates during all or part of the Resignation Notice Period. During the Resignation Notice Period, Executive’s terms and conditions of service and duties of loyalty and confidentiality to the Company shall remain in full force and effect and, during any such Resignation Notice Period, Executive shall continue to perform as an employee in compliance with the terms of this Agreement and all other agreements applicable to Executive with respect to Executive’s service with the Company or any of its affiliates.
c.Death. Executive’s employment hereunder shall terminate automatically on the date of Executive’s death.
d.Disability. At the option of the Company, Executive’s employment hereunder may be terminated immediately upon Disability.
e.Termination for Cause. Notwithstanding any other provision of this Agreement, the Company may, at any time, immediately terminate Executive’s employment for Cause. The Company’s lack of immediate action with respect to conduct of Executive that would constitute Cause hereunder shall not preclude the Company from taking later action on such act or taking action with respect to another such act committed by Executive.

f.Termination Without Cause. The Company may, at any time, immediately terminate Executive’s employment without Cause.
g.Termination upon Non-Renewal. Either party may elect not to renew the Term pursuant to Section 2.
6.COMPENSATION UPON TERMINATION (OTHER THAN A CHANGE IN CONTROL TERMINATION). Following any termination of Executive’s employment, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 4 shall immediately cease, and the Company shall have no further obligations to Executive under this Agreement, except to provide (i) the Accrued Obligations, (ii) any additional amounts specifically provided by this Section 6, subject to the applicable terms and conditions of this Section 6, and (iii) any other amounts otherwise required by law.
a.Death or Disability. If, during the Term, Executive’s employment is terminated (x) by reason of Executive’s death or (y) by the Company for Disability, in addition to the Accrued Obligations, Executive shall receive the following compensation:
i.The Company shall pay to Executive (or to Executive’s estate or designated beneficiary in the event of Executive’s death) a lump sum amount equal to (A) one (1) year of Base Salary in effect as of the Termination Date, plus (B) the annual bonus earned based on performance for the year immediately preceding the year in which the Termination Date occurs, to the extent such bonus had not been paid as of the Termination Date, plus (C) if the Termination Date occurs during the second, third or fourth quarter of a year, the Pro-Rata Bonus for that year. Such payment shall be made in a single cash payment on the Cash Severance Commencement Date, provided that on or before the Cash Severance Commencement Date, Executive has executed and delivered a general waiver and release agreement in a form and with substance satisfactory to the Company. If Executive is unable to execute and deliver such waiver and release agreement due to death or Disability, then the waiver and release agreement shall be executed and delivered by an authorized agent or representative of Executive and/or Executive’s estate.
ii.As to any outstanding, unvested Equity Incentive Compensation awards on the Termination Date that are not Performance-Based Awards, except to the extent that the applicable award agreement or equity compensation plan provides for better treatment and notwithstanding the terms of any applicable award agreements entered into after the Effective Date (unless such award agreements expressly reference this Agreement), Executive shall immediately vest in such award. For any such awards that are Performance-Based Awards, vesting shall be based on the terms of the applicable equity compensation plan and award agreement in accordance with Section 6.d. Vested stock options shall remain exercisable during the periods provided in the applicable plan and award agreement.
b.For Cause or Without Good Reason. If, during the Term, Executive’s employment is terminated (i) by the Company for Cause or (ii) by Executive for any reason other than for Good Reason, the Company shall pay to Executive the Accrued Obligations.
c.Without Cause or for Good Reason (Other than a Change in Control Termination). If, during the Term, Executive’s employment with the Company terminates by reason of a Qualifying Termination (other than a Change in Control Termination), in addition to the Accrued Obligations, Executive shall receive the following compensation:
i.Executive shall receive cash severance in an amount equal to the sum of (A) twelve (12) months of Base Salary as in effect on the Termination Date plus (B) the amount of the prior-year annual bonus. Such payment shall be made in a single cash payment on the Cash Severance Commencement Date.
ii.Executive shall be paid the annual bonus earned based on performance for the year immediately preceding the year in which the Termination Date occurs, to the extent such bonus had not been paid as of the Termination Date. Such bonus shall be paid at the same time bonuses are paid to other employees.
iii.If the Termination Date occurs during the second, third or fourth quarter of a year, Executive shall be paid the Pro-Rata Bonus for that year, made in a single cash payment on the Cash Severance Commencement Date.
iv.Executive shall be paid an amount equal to twenty-four (24) months of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the Termination Date (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under the Company’s group health plan), payable in a single cash payment on the Cash Severance Commencement Date.
v.As to any outstanding, unvested Equity Incentive Compensation awards that are not Performance-Based Awards or Market-Based Awards, (a) the awards shall vest in full immediately upon the Termination Date and (b) any vested stock options shall remain exercisable during the periods provided in the applicable plans and award agreement. For any such awards that are Performance-Based Awards, the award shall be fully vested and prorated for the portion of the performance period prior to the Termination Date. For any such awards that are Market-Based Awards, the award shall vest based on the achievement of the award’s market-conditioned criteria, including relative TSR, as the case may be, on and as of the Termination Date. All payments under clauses (i) - (v) of this Section 6.c. are conditioned on (A) Executive, on or before the Cash Severance Commencement Date, having executed and delivered a general waiver and release agreement in a form with substance satisfactory to the Company, that is no longer subject to revocation, and (B) Executive’s compliance with all applicable post-employment covenants with the Company, including those set forth in Section 8 of this Agreement.

d.Equity Incentive Compensation. Except as otherwise expressly provided herein, upon termination of Executive’s employment during the Term, any outstanding Equity Incentive Compensation awards shall be forfeited or vest in accordance with the terms of the applicable plan and award agreement, and shall be subject to such other terms and conditions of such plan and award agreement that may apply as a result of such termination.
e.Benefits. Notwithstanding anything in this Section 6 to the contrary, the Benefits to which Executive is entitled upon or by reason of the termination of Executive’s employment with the Company shall be subject to, and shall be governed by, the terms and conditions of the applicable plans, programs and arrangements maintained by the Company with respect to such Benefits. Nothing in this Agreement shall be construed to be a waiver by the Executive of any benefits accrued for or due to the Executive under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company, if any, except that the Executive shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company other than as provided herein.

f.D&O Insurance, and Indemnification. Through at least the sixth anniversary of the Termination Date, the Company shall maintain coverage for the Executive as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as it provides to other senior executives.
g.Expiration of Term. Notwithstanding anything in this Section 6 to the contrary, the expiration of the Term or non-renewal in accordance with Section 2 by itself shall not entitle Executive to receipt of any payments under this Section 6.

7.CHANGE IN CONTROL.

a.Treatment of Equity Incentive Compensation. As to any outstanding, unvested Equity Incentive Compensation awards immediately before a Change in Control, except to the extent that the applicable award agreement or equity compensation plan provides for better treatment and notwithstanding the terms of any applicable award agreements entered after the Effective Date (unless such award agreements expressly reference this Agreement):
i.For any such awards that are not Performance-Based Awards or Market-Based Awards, (A) the awards shall vest in full immediately upon the Change in Control, and (B) any vested stock options shall remain exercisable during the periods provided in the applicable plans and award agreement.
ii.For any such awards that are Performance-Based Awards, the award shall be fully vested based on the greater of (A) assumed target performance or (B) performance as determined by the Board immediately before the Change in Control.
iii.For any such awards that are Market-Based Awards, the award shall vest based on the achievement of the award’s market-conditioned criteria, including relative TSR, as the case may be, on and as of the Termination Date.

b.Change in Control Severance. If, during the Term, Executive’s employment with the Company terminates by reason of a Change in Control Termination, in addition to the Accrued Obligations, Executive shall receive the following compensation:
i.Executive shall receive cash severance in an amount equal to the sum of (A) one (1) year of Base Salary as in effect on the Termination Date plus (B) the amount of the prior-year annual bonus. Such amount shall be payable in a single cash payment on the Cash Severance Commencement Date.
ii.Executive shall be paid the annual bonus earned based on performance for the year immediately preceding the year in which the Termination Date occurs, to the extent such bonus had not been paid as of the Termination Date. Such bonus shall be paid at the same time bonuses are paid to other employees.
iii.Executive shall be paid the Pro-Rata Bonus in a single cash payment on the Cash Severance Commencement Date.
iv.Executive shall be paid an amount equal to twenty four (24) months of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the Termination Date (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under the Company’s group health plan), payable in a single cash payment on the Cash Severance Commencement Date.
All payments under clauses (i) - (iv) of this Section 7.b. are conditioned on (A) Executive, on or before the Cash Severance Commencement Date, having executed and delivered a general waiver and release agreement in a form and with substance satisfactory to the Company, that is no longer subject to revocation, and (B) Executive’s compliance with all applicable post-employment covenants with the Company, including those set forth in Section 8 of this Agreement. For avoidance of doubt, if amounts are payable to Executive under this Section 7.b, no amounts shall be payable to Executive under Section 6.c.

8.NONSOLICITATION COVENANT. Executive agrees that Executive shall not directly or indirectly during the Term and for one (1) year after termination of Executive’s employment, either alone or through or in conjunction with any other person or entity employ, solicit, induce, or recruit, any person employed by any member of the Company Group at any time within the one (1) year period immediately preceding such employment, solicitation, inducement or recruitment.

9.ADJUSTMENTS TO PAYMENTS. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

10.COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not provide such assistance unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in complying with this Section 10. For the first five hours of cooperation in any calendar month during the period of cooperation, Executive shall provide the specified cooperation services without hourly reimbursement. For each hour of cooperation or part thereof after five hours, in any calendar month, Company shall reimburse Executive at the hourly rate determined by this fraction: (final Base Salary / 2,080 hours).
11.ARBITRATION. The parties hereby agree to submit all disputes, claims and controversies (“Claims”) between the parties or related to or arising out of their employment relationship by and between the Company and Executive to final, binding arbitration to the fullest extent permitted by law. The Federal Arbitration Act., 9 U.S.C. § 1 et seq., shall govern the interpretation and enforcement of this Section 11. The court and not the arbitrator will determine matters of enforceability of this Section 11.
a.Statute of Limitations. The statutory limitations period applicable to a Claim asserted in a civil action shall apply to any such Claim asserted in any arbitration proceeding under this Section 11. Arbitration is commenced for limitations purposes by submitting the matter to the arbitral forum.
b.Individual Basis. All Claims that are subject to arbitration under this Section 11 must and will take place on an individual basis only.
c.Venue. Binding arbitration under this Section 11 shall be conducted in California unless required by law to be conducted elsewhere, in which case it shall be conducted where required by law.
d.Applicable Rules. The arbitration proceeding, including discovery, shall be conducted in accordance with the Federal Arbitration Act, the JAMS Policy on Employment Arbitration Minimum Standards and the JAMS Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”). Executive understands that if Executive wishes to receive a copy of the JAMS Rules currently in effect, Executive may inform the Company in writing, and the Company will provide them to Executive before Executive executes this Agreement. Executive also understand that JAMS Rules are available online at http://www.jamsadr.com/rules-employment-arbitration/.
e.Arbitrator Selection. The arbitration shall be conducted before a neutral arbitrator selected by all parties in accordance with JAMS Rules.
f.Cost Allocation. If required by applicable law, the Company shall pay all additional costs peculiar to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding (for instance, the Company shall pay the arbitrator’s fees, and the JAMS administration and filing fees, to the extent such fees exceed court filing fees).
g.Attorneys’ Fees and Costs. Each party shall pay such party’s own costs and attorneys’ fees except that the arbitrator shall award costs and attorneys’ fees to the prevailing party.

h.Written Decision. The arbitrator shall follow applicable substantive law and, within 30 days after the conclusion of the arbitration, issue a written opinion setting forth the factual and legal bases for his or her decision.
i.Acknowledgement. EXECUTIVE UNDERSTANDS THAT EXECUTIVE IS GIVING UP EXECUTIVE’S RIGHT TO A JURY TRIAL BY ENTERING INTO THIS AGREEMENT. EXECUTIVE UNDERSTANDS THAT EXECUTIVE IS GIVING UP EXECUTIVE’S RIGHT TO COMMENCE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION AND INSTEAD AGREES TO ARBITRATE ANY EMPLOYMENT-RELATED DISPUTE ON AN INDIVIDUAL BASIS ONLY TO THE MAXIMUM EXTENT PERMITTED BY LAW.
12.CODE SECTION 409A.
a.This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each separate payment or installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
b.Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies before the Specified Employee Payment Date, any delayed payments shall be paid to Executive’s estate in a lump sum within one week of Executive’s death.
c.To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Any tax gross-up payments provided under this Agreement shall be paid to Executive on or before December 31 of the calendar year immediately following the calendar year in which Executive remits the related taxes.
d.Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed, and all revocation periods shall have expired within 60 days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes “nonqualified deferred compensation” subject to Section 409A, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

13.GENERAL PROVISIONS.
a.Notices. All notices, requests, demands, statements, reports and other communications provided for by this Agreement shall be in writing (email being sufficient) and shall be sent by (i) certified mail, return receipt requested, postage prepaid, (ii) nationally recognized overnight delivery service, (iii) personal delivery or (iv) email. A notice shall be deemed to be given (x) if notice is delivered by certified mail or nationally recognized overnight delivery service, on the business day following the date of its mailing, (y) if such notice is delivered personally, upon delivery, or (z) if such notice is sent by email, upon sending. Each party may change such party’s address for notices by giving notice in accordance herewith. All notices shall be addressed and mailed or delivered to the following addresses:
If to the COMPANY:
Attn: Chairman of the Board
Axonics, Inc.
26 Technology Drive
Irvine, CA 92618

If to EXECUTIVE:
Kari Keese
c/o Axonics, Inc.
26 Technology Drive
Irvine, CA 92618

b.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings (whether written or oral) of the parties with respect to the subject matter hereof, including the Original Employment Agreement, and any other agreement between Executive and the Company or any of its affiliates and subsidiaries.
c.Modification and Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Executive and a duly authorized representative of the Company (other than Executive). A waiver of any term or condition of this Agreement shall not be construed as a general waiver by the Company. If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable provision(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.
d.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of law principles, and any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California.
e.Assignment; Binding Effect. This Agreement is fully assignable and transferable by the Company, but any purported assignment or transfer by Executive is void. It is hereby agreed that Executive’s rights and obligations under this Agreement are personal and not assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the parties. EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EXECUTIVE WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EXECUTIVE TO INDUCE EXECUTIVE TO SIGN THIS AGREEMENT. EXECUTIVE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY EXECUTIVE.
f.Injunctive Relief. Executive agrees that any breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, to the fullest extent permitted by applicable law, the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.
g.Survival. This Agreement shall terminate upon the expiration of the Term; provided that the provisions of Section 1 and Sections 6 through 13 shall survive termination of this Agreement and termination of Executive’s employment regardless of the reason for such termination.

h.Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to applicable law.

[Signature page follows]

In witness whereof, the parties have executed this Agreement as of the date first above written.

COMPANY:
Axonics, Inc.

By:	/s/ Raymond W. Cohen
Raymond W. Cohen
Chief Executive Officer

EXECUTIVE:

/s/ Kari Keese
Kari Keese

Signature Page to Executive Employment Agreement

EXHIBIT A
For purposes of interpreting the Agreement, the following definitions shall apply:
“Accrued Obligations” means, in connection with Executive’s termination of employment with the Company for any reason, (i) any unpaid Base Salary accrued through the Termination Date, payable as soon as practicable (not more than 30 days) after the Termination Date, and (ii) any unpaid Benefits accrued through the Termination Date to which Executive is entitled under any plans, programs or arrangements applicable to terminated employees in which Executive participates, payable in accordance with the terms of such plans, programs or arrangements.
“Base Salary” means Executive’s annual rate of base salary from the Company as provided in Section 4.a (including any permitted adjustments to the annual rate of base salary during the Term as provided by Section 4.a).
“Benefits” means the employee benefits provided to Executive by the Company under the provisions of Section 4.c.
“Board” means the Board of Directors of the Company.
“Cash Severance Commencement Date” means the 60th day after the Termination Date.
“Cause” means the occurrence of any of the following by Executive: (i) fraud, misappropriation, embezzlement or acts of similar dishonesty; (ii) conviction of, or plea of nolo contendere to, a felony; (iii) excessive use of alcohol or illegal use of drugs in the workplace; (iv) gross negligence or intentional or willful misconduct by Executive in the performance of Executive’s duties; (v) breach of Executive’s duty of loyalty to the Company or diversion or usurpation of corporate opportunities properly belonging to the Company; (vi) the knowing breach of the Company’s confidentiality agreement to which the Executive is a party to; or (vii) violation of any material provision of this Agreement or any other material provision of any other agreement between Executive and the Company.
“Change in Control” means a “Change in Control” as defined under the Axonics, Inc. 2018 Omnibus Incentive Plan.
“Change in Control Protected Period” means the period commencing on the date of a Change in Control and ending on the first anniversary of the date of the Change in Control.
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“Change in Control Termination” means a Qualifying Termination that occurs during the Change in Control Protected Period.
“Disability” means any physical or mental illness, impairment or incapacity which, in the good faith determination of the Board, has prevented Executive from performing the essential functions of Executive’s position hereunder for a period of 90 or more consecutive days (or for shorter periods totaling 120 days) during any period of 12 consecutive months, consistent with applicable law.
“Effective Date” means October 2, 2023, the effective date of this Agreement and the first day of the Term.
“Equity Incentive Compensation” means the equity compensation awards provided to Executive by the Company under Section 4.d.
“Good Reason” means the occurrence of any of the following events, without the express consent of Executive, (i) a material diminution in Executive’s Base Salary, or (ii) a material diminution in Executive’s title, position, duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law). In order for Executive to terminate Executive’s employment for Good Reason, (x) Executive must furnish written notice to the Company setting forth the facts and circumstances claimed to provide a basis for such resignation within 30 days following the occurrence of such facts and circumstances, (y) the Company shall have 30 days after its receipt of such written notice to cure such facts and circumstances in all material respects (and if so cured, then Executive shall not be permitted to resign for Good Reason in respect thereof), and (z) Executive must actually terminate Executive’s employment within 30 days following the expiration of the Company’s cure period set forth above.
“Market-Based Award” means an option, restricted stock or other Equity Incentive Compensation award that vests based on market-conditioned criteria, including relative TSR-based criteria.
“Performance-Based Award” means an option, restricted stock or other Equity Incentive Compensation award that vests based on performance-based criteria.
“Pro-Rata Bonus” means an amount determined as of Executive’s Termination Date as follows: (i) if Executive’s termination of employment is due to Executive’s death or Disability or by reason of a Qualifying Termination that is not a Change in Control Termination, the Pro-Rata Bonus shall equal the actual annual cash bonus earned based on performance through the Termination Date as determined by
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the Board, multiplied by the Pro-Rata Fraction, payable in a lump sum at the time specified in Section 6.a or Section 6.c (as applicable); and (ii) if Executive’s termination of employment is due to a Change in Control Termination, the Pro-Rata Bonus shall equal the target annual cash bonus for the year in which the Termination Date occurs, multiplied by the Pro-Rata Fraction, and payable in a lump sum at the time specified in Section 7.b.
“Pro-Rata Fraction” means a fraction, the numerator of which is the number of days in the calendar year through Executive’s Termination Date and the denominator of which is 365.
“Qualifying Termination” means a termination of Executive’s employment with the Company during the Term either (i) by the Company other than for Cause, or (ii) by Executive with Good Reason.
“Resignation Notice Period” means the period, not less than 60 days, between the date Executive provides the Company with written notice of his intent to resign from employment with the Company and the intended effective date of such resignation.
“Termination Date” means the date of Executive’s termination of employment with the Company as determined under this Agreement.
“TSR” means total stockholder return.
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